Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2013 Financial Results

– Reported Positive Clinical Data with ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting Transthyretin (TTR) for the Treatment of TTR-Mediated Amyloidosis (ATTR), Demonstrating Human Translation of GalNAc-siRNA Conjugate Delivery Platform –

– Advanced Patisiran (ALN-TTR02), an RNAi Therapeutic Targeting TTR for the Treatment of ATTR, Toward Phase III Trial –

– Filed Clinical Trial Application for ALN-AT3, a Subcutaneously Administered RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia –

– Advanced Additional “Alnylam 5x15” Programs –

– Maintained Strong Balance Sheet with $367 Million in Cash and Expects to End 2013 with Greater than $320 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 6, 2013--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter 2013, and company highlights.

“This was a quarter of remarkable progress at Alnylam. A key highlight was achievement of positive data from our Phase I clinical trial with ALN-TTRsc in development for the treatment of familial amyloidotic cardiomyopathy. In this study, we demonstrated knockdown of serum TTR of up to 94% and showed that ALN-TTRsc was generally safe and well tolerated, thereby confirming human translation of our proprietary GalNAc-siRNA conjugate delivery platform. As such, we believe these data are very important not only for our ALN-TTRsc program, but for the entirety of our ‘Alnylam 5x15’ pipeline which employs this now clinically validated delivery approach,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “In addition, we were very pleased to complete enrollment in our Phase II trial with patisiran – the recommended International Nonproprietary Name for ALN-TTR02 – in development for the treatment of familial amyloidotic polyneuropathy. We have begun rolling over eligible patients onto the open-label extension study, which will include a number of clinical endpoint measurements with initial data expected to be presented in 2014. We also remain on track to start a Phase III pivotal trial for patisiran in polyneuropathy patients by the end of 2013. In aggregate, we believe our recent advances highlight Alnylam’s unique opportunity for shareholder value creation with a modular and reproducible approach for development and, ultimately, commercialization of innovative medicines for genetically defined diseases.”

“In addition to the progress we made with our patisiran and ALN-TTRsc programs, we advanced multiple additional ‘Alnylam 5x15’ programs this quarter. Notably, we presented key pre-clinical proof-of-concept data with ALN-AT3, an RNAi therapeutic for the treatment of hemophilia, in which we demonstrated that subcutaneous administration of ALN-AT3 can fully normalize thrombin generation in a non-human primate hemophilia ‘inhibitor’ model. We also recently filed a Clinical Trial Application for ALN-AT3 and we expect to initiate a Phase I clinical trial in early 2014,” said Barry Greene, President and Chief Operating Officer of Alnylam. “In addition, we selected GalNAc-conjugate Development Candidates for two programs: ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 for the treatment of hepatic porphyrias; and ALN-PCSsc, an RNAi therapeutic targeting PCSK9 in development for the treatment of hypercholesterolemia. Further, we made progress on additional ‘5x15’ programs including ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases, and ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) in development for the treatment of liver disease associated with AAT deficiency. All told, we’re very pleased with the progress we’re making in executing on our ‘Alnylam 5x15’ product strategy, bringing our innovative medicines to patients.”

Cash, Cash Equivalents and Total Marketable Securities

At September 30, 2013, Alnylam had cash, cash equivalents and total marketable securities of $367.1 million, as compared to $226.2 million at December 31, 2012.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2013 was $29.7 million, or $0.48 per share on both a basic and diluted basis (including $8.8 million, or $0.14 per share of non-cash stock-based compensation expense), as compared to a net loss of $19.5 million, or $0.38 per share on both a basic and diluted basis (including $3.4 million, or $0.07 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $9.0 million for the third quarter of 2013, as compared to $16.8 million for the same period last year. Revenues for the third quarter of 2013 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million of revenues related to the company’s collaboration with Monsanto and $2.1 million for the company’s alliance with The Medicines Company, research reagent licenses, and other sources. For the fourth quarter of 2013, we expect net revenues from research collaborators to remain consistent with the amount recorded for the third quarter of 2013.

Research and Development Expenses

Research and development (R&D) expenses were $34.5 million in the third quarter of 2013, which included $6.8 million of non-cash stock-based compensation, as compared to $22.1 million in the third quarter of 2012, which included $2.3 million of non-cash stock-based compensation. The increase in R&D expenses in the third quarter of 2013 as compared to the prior year period was due primarily to higher clinical development costs related to our patisiran (ALN-TTR02), ALN-TTRsc and ALN-AT3 programs. In addition, stock-based compensation expense increased during the three months ended September 30, 2013 as compared to the three months ended September 30, 2012 due primarily to an increase in the Black-Scholes value of stock options granted in the third quarter of 2013. Partially offsetting these increases were license fees due to certain entities related to our drug delivery-related and platform technologies that were expensed in 2012. For the fourth quarter of 2013, we expect that research and development expenses will decrease slightly due to a decrease in stock-based compensation expense expected in the fourth quarter of 2013 as compared to the third quarter of 2013.

General and Administrative Expenses

General and administrative (G&A) expenses were $6.8 million in the third quarter of 2013, which included $2.0 million of non-cash stock-based compensation, as compared to $12.8 million in the third quarter of 2012, which included $1.1 million of non-cash stock-based compensation. The decrease in G&A expenses for the third quarter of 2013 as compared to the prior year period was due primarily to a decrease in consulting and professional services related to business activities, primarily legal activities related to litigation that was resolved in November 2012. For the fourth quarter of 2013, we expect that general and administrative expenses will remain consistent with the third quarter of 2013.

Investment in Regulus Therapeutics

Equity in loss of joint venture was zero for the third quarter of 2013 and $1.6 million for the third quarter of 2012. The prior year equity in loss of joint venture was related to the company’s share of the net losses incurred by Regulus. The company no longer uses the equity method to account for its investment in Regulus because it no longer has significant influence over the operating and financial policies of Regulus. The company now accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At September 30, 2013, the fair market value of the company’s investment in Regulus was $58.0 million as compared to $38.7 million at December 31, 2012.

Interest Income

Interest income was $0.3 million for the third quarter of 2013 and 2012.

Benefit from Income Taxes

The company had a benefit from income taxes of $2.3 million for the third quarter of 2013 as compared to zero in the third quarter of 2012. The income tax benefit is associated with the corresponding increase in the value of the company’s investment in Regulus that the company recorded in other comprehensive income, net of tax.

2013 Financial Guidance

The company expects that its cash, cash equivalents and total marketable securities balance will be greater than $320 million at December 31, 2013.

“Alnylam continues to maintain a solid balance sheet, ending this third quarter with $367 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “We remain on track to end 2013 with greater than $320 million, which will continue to provide us with a strong balance sheet to execute on our business plan and advance our RNAi therapeutics through clinical trials and toward the market.”

Third Quarter 2013 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Achieved Positive Phase I Results for ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting Transthyretin (TTR) for the Treatment of Familial Amyloidotic Cardiomyopathy (FAC) in Patients with TTR-Mediated Amyloidosis (ATTR). Interim results showed that ALN-TTRsc administration led to robust, consistent, and statistically significant (p<0.01) knockdown of serum TTR – the disease-causing protein in ATTR – of up to 94%. In addition, knockdown of TTR was found to be rapid, dose-dependent, and durable. Further, ALN-TTRsc was found to be generally safe and well tolerated in this study. These human study results are the first to be reported for Alnylam’s proprietary GalNAc-siRNA conjugate delivery platform, enabling subcutaneous dosing of RNAi therapeutics with a wide therapeutic index. These results also demonstrate human translation for Alnylam’s GalNAc-siRNA conjugate platform, which is being employed in the company’s programs in hemophilia, porphyria, complement-mediated diseases, hypercholesterolemia, beta-thalassemia, and alpha-1 antitrypsin (AAT) deficiency, amongst others. The company is on track to initiate a pilot Phase II FAC trial with ALN-TTRsc by the end of 2013, with results expected to be presented in 2014.
  Completed Enrollment of Phase II Clinical Trial with Patisiran (ALN-TTR02), an RNAi Therapeutic Targeting TTR for the Treatment of Familial Amyloidotic Polyneuropathy (FAP) in Patients with ATTR. Recent interim results from this Phase II study showed that patisiran – the recommended International Nonproprietary Name (INN) for ALN-TTR02 – achieved up to 93% knockdown of TTR. Patisiran activity was found to be rapid, dose dependent, and durable, with similar levels of TTR knockdown observed toward both wild-type and mutant protein. In addition, patisiran was found to be generally safe and well tolerated in this study. Complete results from the Phase II study will be presented at the International Symposium on Familial Amyloidotic Polyneuropathy being held November 10 – 13, 2013 in Rio de Janeiro, Brazil. Alnylam also announced the start of its open-label extension (OLE) study with patisiran. The OLE study will evaluate the long-term safety and tolerability of patisiran and will also measure effects of treatment toward a number of clinical endpoints, including a modified Neuropathy Impairment Score called “mNIS+7.” The company intends to report clinical data from this study about once per year, with initial data in 2014. In addition, the company remains on track to start a Phase III pivotal trial for patisiran in FAP patients by the end of 2013. The primary endpoint will be the difference in the change from baseline in the mNIS+7 score at 18 months between patients receiving patisiran as compared with those receiving placebo. Alnylam has obtained protocol assistance for the patisiran Phase III study from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) and has completed its End-of-Phase II meeting with the U.S. Food and Drug Administration (FDA).
  Advanced ALN-AT3, a Subcutaneously Administered RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD), Toward the Clinic. Alnylam filed a Clinical Trial Application (CTA) with the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) to initiate a Phase I clinical trial with ALN-AT3. In addition, new pre-clinical data with ALN-AT3 were presented at the XXIV Congress of the International Society on Thrombosis and Haemostasis (ISTH) that was held June 29 – July 4, 2013 in Amsterdam. ALN-AT3 was shown to normalize thrombin generation and improve hemostasis in hemophilia mice and to fully correct thrombin generation in a non-human primate (NHP) hemophilia “inhibitor” model. In addition, the company presented results of tolerability studies that support a broad therapeutic index for ALN-AT3 in the hemophilia setting. Alnylam plans to initiate a Phase I clinical trial with ALN-AT3 in early 2014. In addition, ALN-AT3 was recently granted Orphan Drug Designation as a therapeutic for the treatment of Hemophilia A and Hemophilia B by the FDA.
  Advanced Development Candidate for ALN-AS1, a Subcutaneously Administered RNAi Therapeutic Targeting Aminolevulinate Synthase I (ALAS-1) for the Treatment of Hepatic Porphyrias. New pre-clinical research findings, presented at the 9th Annual Meeting of the Oligonucleotide Therapeutics Society (OTS) held October 6 – 8, 2013 in Naples, Italy, showed that subcutaneous administration of a GalNAc-siRNA targeting ALAS-1 led to rapid, dose-dependent, and long-lasting knockdown of the ALAS-1 mRNA and complete inhibition of the toxic intermediates that mediate the symptoms and pathology of acute intermittent porphyria (AIP). Based on these findings, including results in non-human primate studies, the company has selected its ALN-AS1 Development Candidate and expects to file an Investigational New Drug (IND) or IND equivalent application for this RNAi therapeutic in 2014.
  The Medicines Company and Alnylam Advanced a Development Candidate for ALN-PCSsc, a Subcutaneously Administered RNAi Therapeutic Targeting PCSK9 for the Treatment of Hypercholesterolemia. New data from non-human primate studies, presented at the OTS meeting, showed that ALN-PCSsc administration results in up to 90% knockdown of PCSK9 and up to 68% lowering of LDL cholesterol (LDL-C) in the absence of statins. Pre-clinical durability data support the potential for every-two-week dosing and possibly every-four-week dosing. Alnylam anticipates submitting an IND or IND equivalent application for ALN-PCSsc in late 2014.
  Published Clinical Trial Data in Leading Medical Journals.
    Alnylam and collaborators published complete study results from Phase I trials with ALN-TTR01 and patisiran (ALN-TTR02) in the New England Journal of Medicine. The paper, titled “Safety and Efficacy of RNAi Therapy for Transthyretin Amyloidosis” (Coelho et al., N Engl J Med 2013;369:819-29), shows that RNAi therapeutics targeting TTR achieved rapid, dose-dependent, durable, specific, and RNAi-mediated knockdown of TTR, the disease-causing protein in ATTR. These results document the most robust proof of concept for RNAi therapy in man to date, including knockdown of serum TTR protein levels of up to 94% after just a single dose of drug.
    In addition, Alnylam and collaborators published complete study results from a Phase I trial with ALN-PCS in The Lancet. The paper, titled “Effect of an RNA interference drug on the synthesis of proprotein convertase subtilisin/kexin type 9 (PCSK9) and the concentration of serum LDL cholesterol in healthy volunteers: a randomised, single-blind, placebo-controlled, phase 1 trial,” (Fitzgerald, et al., The Lancet, doi:10.1016/S0140-6736(13)61914-5) reports the results of a study evaluating single intravenous dose administration of ALN-PCS, in the absence of concomitant lipid-lowering agents such as statins. Specifically, ALN-PCS administration resulted in rapid, dose-dependent knockdown of plasma PCSK9 of up to 84% relative to baseline and placebo, with a corresponding reduction in serum levels of LDL-C – a clinically validated endpoint – of up to 57% relative to baseline and placebo. The knockdown of PCSK9 and lowering of LDL-C were also found to be durable, with effects lasting for weeks after a single dose. This paper documents the first human proof of concept for an RNAi therapeutic impacting a clinically validated endpoint.
  Advanced Additional “Alnylam 5x15” Programs. Alnylam continued to advance additional programs as part of its “Alnylam 5x15” product strategy, including ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases; ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of liver disease associated with AAT deficiency; and ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders. At the 64th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD, “The Liver Meeting”) held November 1 – 5, 2013 in Washington, D.C., Alnylam scientists presented new pre-clinical data with ALN-AAT. The new results showed that subcutaneous administration of a GalNAc-siRNA targeting AAT led to rapid, dose-dependent, and durable knockdown of AAT of over 90%, as well as a significant reduction in fibrosis and tumor incidence in a transgenic mouse model of mutant AAT (“Z-AAT”) protein overexpression.

Business and Organizational Highlights

  Earned Milestone Payment from Monsanto. Alnylam announced today that it has earned a milestone payment under the Monsanto Agreement based upon the completion of technology transfer activities.
  Expanded Organization, Including Key Appointments to Management Team and Scientific Advisory Board.
    Alnylam appointed Michael Placke, Ph.D., DABT, to the position of Senior Vice President, Drug Safety and Metabolism. Before joining Alnylam, Dr. Placke was President and CEO of Ricerca Biosciences, a privately held contract research company, providing integrated non-clinical drug development services to biotechnology and pharmaceutical companies. Prior to Ricerca, Dr. Placke was Vice President of Drug Safety at Wyeth Pharmaceuticals (and at Pfizer after it acquired Wyeth), where he had both operational and portfolio responsibilities for non-clinical drug safety. Before joining Wyeth he was Vice President of Research and Development of a start-up firm developing novel respiratory drug therapies. Dr. Placke has scientific and executive-level operational experience in developing a wide array of drug product modalities including small molecules, biologics, vaccines, and specialty drug products.
    Alnylam also appointed Benny Sorensen, M.D., Ph.D., to the position of Medical Director of Clinical Research. Dr. Sorensen has joined Alnylam with more than 15 years of experience in clinical and academic hemophilia and hemostasis research and management. Before joining Alnylam, Dr. Sorensen was a Global Medical Director at Baxter Healthcare Corporation, where he was responsible for developing clinical, regulatory, commercial, and business development strategies for hemophilia products and services. Prior to Baxter he was the Director of the Haemostasis Research Unit and Honorary Lecturer at Guy’s and St. Thomas’ Hospital & King’s College London School of Medicine, where he led the advancement of several clinical trials across Phases I, II, and III. Dr. Sorensen has published extensively on the topics of hemophilia and hemostasis management.
    In addition, Alnylam elected Katherine High, M.D., to its Scientific Advisory Board. Dr. High is an Investigator at the Howard Hughes Medical Institute, the William H. Bennett Professor of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania, and the Director of the Center for Cellular and Molecular Therapeutics at The Children’s Hospital of Philadelphia.

Conference Call Information

Management will provide an update on the company, discuss third quarter 2013 results, and discuss expectations for the future via conference call on Wednesday, November 6, 2013 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 94456622. A replay of the call will be available beginning at 7:30 p.m. ET on Wednesday, November 6, 2013. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 94456622.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics toward genetically defined targets for the treatment of serious, life-threatening diseases with limited treatment options for patients and their caregivers. These include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with familial amyloidotic cardiomyopathy (FAC); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) for the treatment of porphyria including acute intermittent porphyria (AIP); ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases; ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; and, ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) for the treatment of AAT deficiency liver disease, amongst other programs. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection and ALN-VSP for the treatment of liver cancers. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto, Genzyme, and The Medicines Company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, the New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics toward genetically defined targets for the treatment of diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) in development for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR in development for the treatment of ATTR in patients with familial amyloidotic cardiomyopathy (FAC); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) in development for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase-1 (ALAS-1) in development for the treatment of porphyria including acute intermittent porphyria (AIP); ALN-CC5, an RNAi therapeutic targeting complement component C5 in development for the treatment of complement-mediated diseases; ALN-PCS, an RNAi therapeutic targeting PCSK9 in development for the treatment of hypercholesterolemia; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 in development for the treatment of beta-thalassemia and iron-overload disorders; and, ALN-AAT, an RNAi therapeutic targeting alpha-1-antitrypsin (AAT) in development for the treatment of AAT deficiency liver disease, amongst other programs. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in North and South America, Europe, and other parts of the world.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran (ALN-TTR02) and ALN-TTRsc, ALN-AT3, ALN-AS1, ALN-PCSsc, ALN-CC5, ALN-AAT, and ALN-TMP, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-AS1 and ALN-PCSsc, its expectations regarding reporting of data from its clinical studies, including its patisiran and ALN-TTRsc studies, its plans to seek a partner for certain ‘Alnylam 5x15’ programs, its plans regarding commercialization of RNAi therapeutics, and its expected cash position as of December 31, 2013, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012

Net revenues from research collaborators	$8,991	$16,759	$36,320	$58,230

Operating expenses:
Research and development (1)	34,457	22,094	80,851	64,891
General and administrative (1)	6,768	12,812	18,819	34,446
Total operating expenses	41,225	34,906	99,670	99,337
Loss from operations	(32,234)	(18,147)	(63,350)	(41,107)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	-	(1,613)	-	(3,641)
Interest income	290	261	784	755
Other (expense) income	(12)	(3)	(18)	167
Total other income (expense)	278	(1,355)	766	(2,719)
Loss before income taxes	(31,956)	(19,502)	(62,584)	(43,826)
Benefit from income taxes	2,270	-	5,716	-
Net loss	$(29,686)	$(19,502)	$(56,868)	$(43,826)
Net loss per common share - basic and diluted	$(0.48)	$(0.38)	$(0.93)	$(0.88)
Weighted average common shares used to compute basic and diluted net loss per common share	62,416	51,542	61,103	49,772

Comprehensive loss:
Net loss	$(29,686)	$(19,502)	$(56,868)	$(43,826)
Unrealized (loss) gain on marketable securities, net of tax	(962)	170	11,506	273
Comprehensive loss	$(30,648)	$(19,332)	$(45,362)	$(43,553)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$6,805	$2,271	$11,092	$6,357
General and administrative	2,040	1,115	4,205	3,281

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2013	2012
Cash, cash equivalents and total marketable securities	$367,145	$226,228
Billed and unbilled collaboration receivables	609	104
Prepaid expenses and other current assets	4,776	2,641
Property and equipment, net	16,974	19,799
Investment in equity securities of Regulus Therapeutics Inc.	57,999	38,748
Total assets	$447,503	$287,520
Accounts payable and accrued expenses	20,137	15,978
Total deferred revenue	125,337	132,291
Total deferred rent	4,447	5,198
Total stockholders’ equity (63.2 million and 52.5 million common shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	297,582	134,053
Total liabilities and stockholders' equity	$447,503	$287,520

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2012.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer